PGIM Limited

Grand Buildings 1-3 Strand Trafalgar Square,

London, WC2N 5HR

United Kingdom

May 1, 2022

PGIM Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

Re:  PGIM ESG Short Duration Multi-Sector Bond Fund (the “Fund”)

To whom it may concern:

PGIM Limited, as a subadviser or sub-subadviser to the Fund, hereby acknowledges that PGIM Investments LLC (“PGIM Investments”) has entered into a waiver agreement with the Fund (“Management Fee Waiver”) requiring PGIM Investments to waive the portion of its management fee attributable to the Fund’s investment in a U.S. registered exchange-traded fund advised by PGIM Investments and subadvised by PGIM, Inc. (“PGIM ETF”). PGIM Limited hereby agrees to waive any subadvisory fees it is entitled to receive from PGIM Investments or PGIM, Inc. attributable to the Fund’s investment in a PGIM ETF. This waiver will become effective at any time the Fund invests in the PGIM ETF and will remain in effect so long as the Fund is invested or intends to invest in the PGIM ETF and the Management Fee Waiver is in effect.

Very truly yours,

PGIM Limited

By: /s/ Sarah McMullen
Name: Sarah McMullen
Title: Managing Director